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                                                              Rule 424(b)(3)
                                                              File No. 333-84725

Pricing Supplement No. 10                               Dated: September 8, 2000
(To Prospectus dated August 17, 1999
Prospectus Supplement dated October 6, 1999)

U.S.$10,000,000,000
Heller Financial, Inc.
Medium-Term Notes, Series J

(Registered Notes- Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $100,000,000               Issue Price: 100.00%

Original Issue Date: September 12, 2000      Stated Maturity Date: September 12,
                                             2003

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
  (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
  (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
  (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [] Commercial Paper Rate [X] LIBOR [] Treasury Rate
             [] Federal Funds Rate  [] Prime Rate [] Other:

Interest Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
The 12th day of March, June, September and December, beginning December 12, 2000, up to but excluding the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 12th day of March, June, September and December, beginning December 12, 2000 up to and including the Stated Maturity Date.

Interest Determination Date Dates: ): Two London Banking Days prior to each Interest Reset Date
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Initial Interest Rate : 7.11%

Index Maturity: 3 Month Libor

Day Count Convention: Act/360

Maximum Interest Rate: N/A                       Minimum Interest Rate: N/A

Spread (+/-): +.45%                              Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:

     The Redemption Price shall initially be % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date by % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .136%

Other Provisions:    a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT
                         NO. 10 UNDER MTN-SERIES J PROGRAM: $1,440,000,00.00

                     b)  CUSIP #42333HMT6

Agents:
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Warburg Dillon Read LLC                             Salomon Smith Barney Inc.
677 Washington Blvd.                                388 Greenwich St.
Stamford, CT  06912                                 New York, NY 10013